Exhibit 10.4
CONSULTING AGREEMENT
This Consulting Agreement (“Agreement”), effective July 24, 2008 (“Effective Date”), is made by and between American Reprographics Company, a Delaware corporation, (the “Company”), and Sathiyamurthy Chandramohan (“Consultant”).
WHEREAS, the Company and Consultant desire that Consultant provide professional services to the Company as provided below, commencing upon the Effective Date.
NOW, THEREFORE, in consideration of the promises and of the covenants set forth below, the parties hereto agree as follows:
1. Consulting Services. Consultant will render consulting services on strategic matters to the Company’s board of directors (collectively, the “Consulting Services”), as the Company’s board of directors may from time to time direct.
2. Term. The term of this Agreement shall commence July 24, 2008 and continue though and including June 30, 2010 (the “Consulting Period”).
3. Time Commitment. The Company acknowledges that Consultant has other clients and that, except where the nature of the Consulting Services requires that they be performed at specific times, Consultant is free to choose the specific times at which the Consulting Services will be performed; provided, however, that Consultant shall devote sufficient time to the Consulting Services to complete them within the time frames agreed by Consultant and the Company.
4. Consulting Fees. In consideration of performance of the Consulting Services pursuant to Section 1 above, Consultant shall be paid an annual fee in the sum of $325,000 during the Consulting Period, which fee shall be payable in monthly increments in the amount of $27,083.33 each month, payable on the last business day of each month during the Consulting Period, in accordance with the Company’s normal payment procedures (“Consulting Fees”). Consultant shall be responsible for the payment of all taxes in connection with the Consulting Fees imposed by any taxing authority, and will indemnify the Company from any liability in connection with any assessment, penalty or interest as a result of any determination by any taxing authority that such amounts should have been withheld from payments to Consultant.
5. Independent Contractor. It is understood that, during the Consulting Period, Consultant shall be an independent contractor and not an employee of the Company, and that this Agreement is not an employment agreement. Consultant shall not be deemed to be an agent, partner or joint venturer of the Company during the Consulting Period, and the Company shall not exercise any control or supervision with respect to Consultant’s services.

6. No Conflicts. Consultant represents and warrants that (a) Consultant is not bound by, and will not enter into, any oral or written agreement with another party that conflicts in any way with Consultant’s obligations under this Agreement; and (b) Consultant’s agreement and performance under this Agreement do not require consent or approval of any person that has not already been obtained.
7. Restrictive Covenants. Consultant acknowledges that (a) Consultant’s consultancy duties will bring Consultant in close contact with certain confidential affairs and trade secrets of the Company, its subsidiaries and affiliates (collectively, the “ARC Group”) not readily available to the public; (b) the agreements and covenants of Consultant contained in Sections 7(a) and (b) below are essential to the goodwill and business of the ARC Group; and (c) the Company would not have entered into this Agreement but for the agreements and covenants of Consultant contained in such sections. Accordingly, as an inducement for the Company to enter into this Agreement, Consultant agrees that:
(a) Confidential Information. During the Consulting Period and thereafter, Consultant shall continue to keep secret and retain in strictest confidence, and shall not use for its benefit or the benefit of others, except in connection with the business and affairs of the ARC Group, all confidential information or trade secrets of the ARC Group including, without limitation, information with respect to (i) potential acquisitions, (ii) sales figures, (iii) profit or loss figures, and (iv) customers, clients, suppliers, sources of supply and customer lists (collectively, “Confidential Information”) and shall not disclose the Confidential Information to anyone outside of the ARC Group except with the express written consent of the Company and except for Confidential Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Consultant. Consultant shall deliver to the Company upon the termination of its consultancy or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer discs, software and other documents and data in any tangible media (and copies thereof) relating to the Confidential Information, Work Product (as defined below) or the business of the ARC Group which Consultant was provided during the Consulting Period and which Consultant may then possess or have under its control.
(b) Work Product. All inventions, innovations, improvements, developments, methods, which relate to the ARC Group’s actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Consultant while a consultant to the Company (collectively, “Work Product”) belong to the Company. Consultant shall promptly disclose such Work Product to the Company and perform all actions requested by the Company (whether during or after the term) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments). Consultant acknowledges and agrees that upon expiration or termination of this Agreement, or at the request of the Company from time to time, Consultant shall deliver all Work Product in its possession to the Company.
Consultant agrees that the covenants contained in this Section 7 are necessary and reasonable in order to protect the Company in the conduct of its business and protect the Company’s goodwill, and are entered into in consideration for the Company entering into and performing under this Agreement.

The Company and Consultant intend that each of the above restrictions in this Section 7 is to be completely severable and independent of each other, and any invalidity or unenforceability of any one or more of such restrictions shall not render invalid or unenforceable any one or more of the other restrictions.
8. Injunctive Relief. Consultant specifically recognizes that any breach of Section 7 will cause irreparable injury to the Company and that actual damages may be difficult to ascertain, and in any event, may be inadequate. Accordingly (and without limiting the availability of legal or equitable, including injunctive, remedies under any other provisions of this Agreement), Consultant agrees that in the event of any such breach, the Company shall be entitled to injunctive relief in addition to such other legal and equitable remedies that may be available.
9. Survival. Consultant agrees that the provisions in Section 7 will survive the termination or expiration of this Agreement.
10. Modification. In the event that any covenant set forth in Section 7 is deemed void or unenforceable by a court for any reason, it is the parties’ intent that the court will modify the covenant so as to make it valid and enforceable.
11. Assignability of Agreement. The rights and duties of the parties hereunder shall not be assignable, except that the Company may assign this Agreement and all rights and obligations hereunder to any corporation or other business entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company provided that the corporation or other business entity assumes the obligations of the Company hereunder; provided, further, however, that such assignment shall not relieve the Company of its obligations hereunder.
12. Integration. This Agreement contains the entire agreement between the parties and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties, including any prior employment agreements, whether or not fully performed before the date of this Agreement; provided, however, that the post-employment covenants contained in the Consultant’s Employment Agreement with the Company which has now terminated shall remain in effect to the extent they are consistent with and not superseded by this Agreement such that in the event of any conflict the terms of this Agreement will prevail. No amendments to this Agreement may be made except by a writing signed by both parties.
13. Litigation. In the event legal action is brought to enforce any of the provisions of this Agreement or for any breach thereof, reasonable attorneys’ fees shall be awarded to the prevailing party or parties in said action.

14. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two (2) business days thereafter) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Consultant:	Sathiyamurthy Chandramohan
1946 Lamp Post Lane
La Canada, CA 91011

If to the Company:	American Reprographics Company
700 North Central Avenue, Suite 550
Glendale, CA 91203
Attn: Jonathan R. Mather
Any party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.
15. Controlling Law. This Agreement is entered into in the State of California and shall be interpreted and governed by the laws of the State of California, without regard to its conflict of law provisions.
16. Successors. Subject to Section 11 hereof, this Agreement shall be binding on and shall inure to the benefit of the parties to it and their respective successors and assigns.
17. Severability. If a court of competent jurisdiction finds any provision in this Agreement to be invalid, such invalidity shall not affect the remainder of the Agreement. The invalid provision shall be deemed severed therefrom and the remainder of the Agreement shall remain enforceable in accordance with its terms and of full force and effect.
18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.
COMPANY:
AMERICAN REPROGRAPHICS COMPANY,
a Delaware corporation

/s/ Kumarakulasingam Suriyakumar

By:	Kumarakulasingam Suriyakumar
Its:	Chief Executive Officer
CONSULTANT:
/s/ Sathiyamurthy Chandramohan

Sathiyamurthy Chandramohan

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